LICENSE AGREEMENT

This License Agreement is made effective on February 6, 2003 ("Effective Date") between COMPOSITE TECHNOLOGY CORPORATION, a Nevada corporation, having offices at 18881 Von Karman Avenue, Suite 1630, Irvine, CA 92612, and W. BRANDT GOLDSWORTHY & ASSOCIATES, INC., having a place of business at 23930-40 Madison Street, Torrance, California 90505. CTC and WBGA are jointly referred to as "the parties".

WHEREAS, the parties hereto are parties to a Settlement Agreement executed concurrently herewith (hereinafter referred to as "Settlement Agreement"), and as a part of the Settlement Agreement, the parties have agreed to enter into this Agreement.

Now, therefore, in consideration of mutual covenants, promises and grants set forth herein, and the Settlement Agreement executed contemporaneously herewith, the parties agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 "Affiliate" means any person or entity under the control of the entity in question; any person or entity which controls entity in question or any person or entity under common control with the entity in question. For purposes of this subparagraph 1.1, control shall be established, without limitation, by ownership of at least five percent (5%) of the entity in question.

1.2 "CRACI" means a pultruded composite core for an electrical cable surrounded by an electrically conductive layer and electrical cable produced with such core.

1.3 "WBGA" means W. Brandt Goldsworthy & Associates, Inc., a California corporation and its Affiliates.

1.4 "CTC" means Composite Technology Corporation and its Affiliates.

1.5 "ACCC Products" means a pultruded composite core for an electrical cable comprising an advanced composite inner core surrounded by a low modulus composite annulus and electrical cable produced with such core.

1.6 "Licensed Patents" means any and all patent applications and patents that have been filed by WBGA within the United States or in any other countries relating to CRACI and includes any patent granted to WBGA necessary for CTC to enjoy all rights granted pursuant to this Agreement relating to ACCC Products and/or CRACI. No warranty of any nature is made that any of the existing patent applications will result in any valid patent protection or that any valid patents will be issued. Licensed Patents includes any and all claims made within the existing applications, any and all continuations, continuations-in-part, divisionals and reexamininations and their foreign counterparts and any and all patent protection that is the result of these patent efforts. Within 10 days after execution of this Agreement, WBGA shall provide to CTC the status of all pending and issued U. S. and foreign patents and patent applications. WBGA agrees to provide CTC with written notice of the change in the status of any Licensed Patents within thirty (30) days of receipt thereof by WBGA.

1.7 "Issued Licensed Patent" means a patent among the Licensed Patents, which patent is validly issued by the Patent Office in each country after its examination including any opposition procedure filed by a third party after issuance of the patent by the Patent Office, if any.

1.8 "Royalty Bearing Product" means (1) a cable core that is manufactured by or for CTC in the country where such manufacture or sale infringes at least one claim of an Issued Licensed Patent; or (2) a composite cable core that is used by a customer of CTC as a result of a sale by CTC in a country where such use infringes at least one claim of an Issued Licensed Patent.

1.9 "Net Sales Revenue" means (a) revenues actually received by CTC for a Royalty-Bearing Product sold by CTC to a third party less the following costs: (1) packaging costs incurred by CTC for such Royalty Bearing Product; (2) insurance fees and transportation charges incurred by CTC; and (3) duties and sales taxes actually incurred and paid by CTC in connection with delivery of such Royalty Bearing Product; and (b) for transactions between CTC and an affiliate or otherwise than in any normal arms length commercial transactions by CTC, all revenues that would have been received for the sale of the same or similar quantity of Royalty Bearing Products, or if there be no similar Royalty Bearing Products so sold, then the fair market value thereof, without any deduction other than the following related to such transactions where applicable (1) packaging costs incurred by CTC for such Royalty Bearing Product; (2) insurance fees and transportation charges incurred by CTC; and (3) duties and sales

taxes actually incurred and paid by CTC in connection with delivery of such Royalty Bearing Product.

ARTICLE 2 - LICENSE

2.1 WBGA grants to CTC a worldwide, nonexclusive, irrevocable royalty bearing license to practice any and all subject matter falling within the scope of Licensed Patents to make, have made, use, offer to sell, sell, import or otherwise dispose of CRACI and ACCC products. WBGA is not obligated to disclose to CTC any manufacturing methods or trade secrets regarding CRACI.

2.2 WBGA grants to CTC (1) a worldwide, exclusive, irrevocable royalty bearing license under the Licensed Patents to make, have made, use, offer to sell, sell, import or otherwise dispose of ACCC Products and to practice any process involved in the manufacture or use thereof falling within the scope of the Licensed Patents and (2) an irrevocable, exclusive, worldwide, royalty bearing right to grant sublicenses under the Licensed Patents to make, have made, use, offer to sell, sell, import or otherwise dispose of ACCC Products and to practice any process involved in the manufacture or use thereof falling within the scope of the Licensed Patents.

ARTICLE 3 - ROYALTY

3.1 In consideration for the License and the sublicense rights granted herein, CTC shall pay the following royalties to WBGA:

3.1.1 a running royalty of two percent (2%) of the Net Sales Revenue of ACCC Royalty Bearing Products,

3.1.2 a running royalty of one percent (1%) of the Net Sales Revenue Price of all other Royalty Bearing Products.

ARTICLE 4 - ACCRUALS, RECORDS, and REPORT

4.1. CTC shall deliver to WBGA by January 31 and July 31 of each calendar year, while this License Agreement is in effect, a statement reporting all Net Sales Revenues by CTC and its sublicensees during the preceding semiannual accounting period, beginning

January 1 for the July 31 statement and July 1 for the January 31 statement. The statement shall give all information necessary for the determination of royalties payable hereunder. CTC shall accompany each such statement with the payment of all such royalties due WBGA. If for any semiannual accounting period no royalty payment shall be due, CTC shall submit a written statement to WBGA to that effect. All statements shall be delivered to WBGA at the address specified in this License Agreement.

4.2 CTC and its sublicensees shall maintain true and accurate records in such manner and detail as to permit the verification of all royalties paid and all royalties due under this License Agreement. Such records shall be made available during ordinary business hours for inspection at CTC's or its sublicensee's ordinary place of business by independent accountants of WBGA. WBGA shall provide ten (10) days advance written notice of its intentions to inspect such records, and such inspections shall not occur more frequently than annually. CTC and its sublicensees shall retain these records for three (3) years after the last annual statement is rendered to WBGA.

4.3. The rate of exchange to be used in calculating royalties payable by CTC for all sales outside of the United States for an accounting period shall be the rate of exchange published by *The Wall Street Journal* on the date of receipt of the Net Sales Revenues in question.

ARTICLE 5 - THIRD PARTY INFRINGEMENT

5.1 For all exclusive rights granted by WBGA to CTC pursuant to Section 2.2 of this Agreement, CTC shall have the first right to bring litigation for infringement of Licensed Patents. WBGA agrees to join any such action if necessary to abate the infringement in question, or otherwise cooperate at the expense of CTC with CTC. The proceeds of such litigation shall be retained by CTC. If CTC fails to bring action within 90 days of becoming aware of a potential infringement, WBGA shall be entitled to bring such action, and CTC agrees to cooperate and/or join such action as necessary or desirable to abate such infringement at the expense of WBGA. WBGA shall be entitled to any proceeds resulting from any actions that it brings in accordance with this provision.

5.2 For all non-exclusive rights granted by WBGA to CTC pursuant to Section 2.1 of this Agreement, WBGA shall have the first right to bring litigation for infringement of Licensed Patents. CTC agrees to join any such action if necessary to abate the

infringement in question, or otherwise cooperate at the expense of WBGA with WBGA. The proceeds of such litigation shall be retained by WBGA. If WBGA fails to bring action within 90 days of becoming aware of a potential infringement, CTC shall be entitled to bring such action. CTC shall be entitled to any proceeds resulting from any actions that it brings in accordance with this provision.

ARTICLE 6 - TERM AND TERMINATION

6.1 The term of this Agreement shall be from the Effective Date of this Agreement until the expiration of the last to expire of the Licensed Patents, unless terminated as hereunder provided. If no issued patents result from any pending applications within Licensed Patents, this Agreement shall terminate effective on such date as all pending patent applications in all countries are officially and finally abandoned with no rights of revival.

6.2 CTC may terminate the license granted herein, but only in its entirety, at any time by giving notice in writing to WBGA. Such termination shall be effective on the date such notice is received by WBGA.

6.3 WBGA acknowledges that the rights and licenses granted to CTC and its sublicensees pursuant to this Agreement are irrevocable, and WBGA shall have no right to terminate this Agreement. The parties agree that due to the perpetual, irrevocable nature of the License Rights granted to CTC pursuant to this Agreement, that all such rights shall remain in full force and effect even if WBGA experiences any of the following events: dissolution, insolvency, filing of a voluntary petition in bankruptcy (other than reorganization under Chapter 11), adjudication as a bankrupt pursuant to an involuntary petition, appointment by a court of a temporary or permanent receiver, trustee or custodian for its business, or an assignment for the benefit of creditors. The Parties further agree that this License Agreement is separate and independent from the Release Agreement executed by the Parties concurrently with the execution of this Agreement, and if, for any reason whatsoever, the Release Agreement is terminated, expired, invalidated, or otherwise deemed ineffective or unenforceable, this License Agreement shall not be affected in any way.

ARTICLE 7 – DISPUTE RESOLUTION

7.1 In any action brought to enforce any provision of this License Agreement, the prevailing party shall recover its costs and reasonable attorney's fees.

ARTICLE 8 – ASSIGNMENT

8.1 WBGA shall have the right to transfer all or any portion of Licensed Patents or this Agreement to a third party so long as such third party acknowledges and accepts this Agreement in its entirety and WBGA shall give written notice to CTC and the third party's written acknowledgement and acceptance of this Agreement in its entirety within 30 days after said transfer.

8.2 CTC shall have the right to transfer this Agreement in its entirety only in conjunction with the transfer of that portion of CTC's business to which this Agreement relates. CTC shall have the right to transfer this Agreement in its entirety to a CTC Affiliate.

ARTICLE 9 – WAIVER AND COVENANT NOT TO SUE

9.1 WBGA hereby waives any legal objection and/or claim to any kinds of action against CTC, its customers, potential customers, sublicensees, assignees, Clem Hiel, George Korzeniowski, and/or Alonso Rodriguez for the use of any and all information in the possession of Clem Hiel, George Korzeniowski and Alonso Rodriguez that WBGA may have any rights to or claims to rights in, if any, regarding the rights and licenses granted pursuant to this Agreement.

ARTICLE 10 – GENERAL PROVISIONS

10.1. Any notice with respect to this License Agreement shall be deemed to be given on the date when sent by facsimile transmission with receipt of confirmation or when mailed by registered mail, return receipt requested, addressed to the Party to be notified, at its address set forth below.

Statements and Notices to WBGA:
23930-40 Madison Street
Torrance, California 90505

Payments to WBGA:
23930-40 Madison Street
Torrance, California 90505

Notices to CTC:
18881 Von Karman Avenue
Suite 1630
Irvine, CA 92612

10.2. This License Agreement is made in California, U.S.A., and shall be governed by and construed in accordance with the procedural and substantive laws of the State of California except as these would require the application of the laws of another jurisdiction.

10.3 In the event that any one or more of the provisions contained in this License Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect other provisions of this License Agreement.

10.4. Each Party warrants and represents that the execution and delivery of this License Agreement by WBGA and CTC has not been induced by any promises, representations, warranties or other agreements, other than those specifically expressed. This License Agreement shall supersede all previous communications, representations or undertakings, either verbal or written, between CTC and WBGA with regard to WBGA Patent Rights.

10.5. No modification of this License Agreement shall be valid or binding upon the Party against whom enforcement of the modification is sought, unless the modification is made in writing and signed by duly authorized representatives of both WBGA and CTC.

10.6. This License Agreement is binding and shall inure to the heirs, assigns or successors of the Parties to this License Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives.

W. BRANDT GOLDSWORTHY & ASSOCIATES

By____________________________

Title___________________________

Date___________________________

COMPOSITE TECHNOLOGY CORPORATION

By [signature]

Title CEO

Date 6 February 2003.

W. BRANDT GOLDSWORTHY & ASSOCIATES

By [signature]

Title CEO

Date 02/05/03

COMPOSITE TECHNOLOGY CORPORATION

By________________________

Title________________________

Date________________________